Exhibit 99.1

News	Contact: Heather Ferrante ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Reports Fiscal 2011 Second Quarter Results
Carlsbad, Calif. — November 4, 2010 — ViaSat Inc. (NASDAQ: VSAT), an innovator in satellite and other wireless networking systems and services, announced financial results for the second quarter of fiscal year 2011 that included new contract awards of $251.7 million, revenues of $197.9 million, Adjusted EBITDA of $43.1 million and non-GAAP diluted net income attributable to ViaSat common stockholders of $0.32 per share, or $0.18 per share on a diluted GAAP basis. Year-to-date, ViaSat reported new contract awards of $404.6 million, total revenues of $389.9 million, Adjusted EBITDA of $80.7 million and non-GAAP diluted net income attributable to ViaSat common stockholders of $0.55 per share, or $0.26 per share on a diluted GAAP basis.
     “Our fiscal second quarter results for new orders, adjusted EBITDA and cash flow were good,” said Mark Dankberg, chairman and CEO. “Earnings per share continue to be impacted by significantly higher tax rates due to the delayed extension of the federal R&D tax credit. Revenue and earnings this quarter also reflects the uneven order flow we’ve experienced over the last several quarters. However, we believe there is better potential for meaningfully stronger orders in the second half of our year compared to the first — due to a blend of new program award decisions, continued favorable demand for defense satellite and encryption products, as well as follow-on orders that have remained delayed by defense budget and approval processes. The new Blue Force Tracking contract, and our memorandum of understanding with JetBlue Airways for in-flight aviation broadband over ViaSat-1, both represent new growth market opportunities we have pursued diligently over the last two years. Longer term, commercial networking product orders are gated by new satellite launches scheduled to begin in the current quarter.”
Financial Results1

			First 6 Mos.	First 6 Mos.
(In millions, except per share data)	Q2 FY11	Q2 FY10	FY11	FY10
Revenues	$197.9	$160.7	$389.9	$319.1
Net income attributable to ViaSat, Inc.	$7.8	$9.2	$11.0	$17.4
Diluted per share net income attributable to ViaSat, Inc. common stockholders	$0.18	$0.28	$0.26	$0.53
Non-GAAP net income attributable to ViaSat, Inc. [2]	$13.6	$13.1	$23.3	$24.0
Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders[2]	$0.32	$0.40	$0.55	$0.73
Fully diluted weighted average shares	42.7	33.0	42.5	32.9
Adjusted EBITDA[3]	$43.1	$23.5	$80.7	$43.8
New orders/Contract awards	$251.7	$225.7	$404.6	$346.3
Sales backlog	$542.3	$501.9	$542.3	$501.9
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[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat quarters for fiscal year 2011 end on July 2, 2010, October 1, 2010, December 31, 2010, and April 1, 2011.

[2]	All non-GAAP net income numbers have been adjusted to exclude the effects of amortization of acquired intangible assets, acquisition related expenses, and non-cash stock-based compensation expenses, net of tax. A reconciliation of specific adjustments to GAAP results for these periods is included in the table titled “An Itemized Reconciliation Between Net Income Attributable to ViaSat Inc. on a GAAP Basis and Non-GAAP Basis” contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”

[3]	Adjusted EBITDA represents net income (loss) attributable to ViaSat Inc. before interest, taxes, depreciation and amortization, adjusted to exclude the effects of non-cash stock-based compensation expense and acquisition-related expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the table titled “An Itemized Reconciliation Between Net Income Attributable to ViaSat Inc. and Adjusted EBITDA” contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
Government Systems Segment
     The Government Systems segment posted quarterly revenues of $94.9 million, a 7.6% decrease from the second quarter of fiscal year 2010. The decrease was primarily related to lower revenues in tactical data link products and services and information assurance products, offset by higher sales of our government satellite communication systems. New contract awards in our Government Systems segment for the second quarter of fiscal year 2011 were $165.3 million.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $44.3 million for the second quarter, an 18.5% decrease from the second quarter of fiscal year 2010. The revenue decrease was primarily due to lower sales associated with satellite networking technology development programs and consumer broadband products, which was partly due to ViaSat no longer recognizing revenue for equipment sales to WildBlue Communications following our acquisition of WildBlue in December 2009. The decrease was offset by increased sales of next-generation broadband equipment and antenna systems products. New contract awards in our Commercial Networks segment for the second quarter of fiscal year 2011 were $28.6 million.
Satellite Services Segment
     Our Satellite Services segment contributed revenues of $58.6 million for the second quarter, which was a $55.1 million increase compared to the second quarter of fiscal year 2010. The revenue increase was primarily related to the acquisition of WildBlue in the third quarter of fiscal year 2010. New contract awards in our Satellite Services segment for the second quarter of fiscal year 2011 were $57.8 million.
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Selected Second Quarter 2011 Business Highlights
•	Awarded $37.7 million of first article and initial production terminals for the U.S. Army next generation high-capacity low-latency Blue Force Tracking (BFT) equipment as part of the Force XXI Battle Command Brigade and Below (FBCB2) Program. The total value of the IDIQ contract vehicle ordering agreement is $477 million.

•	Entered into a non-binding memorandum of understanding with JetBlue to develop a new Ka-band in-flight broadband access system for customers on the JetBlue fleet of more than 160 aircraft, including two-way transmission bandwidth services using our WildBlue-1 satellite and our anticipated high-capacity ViaSat-1 satellite.

•	WildBlue was awarded $19.5 million in grant funding by the Department of Agriculture’s Rural Utilities Service (RUS) under the American Reinvestment and Recovery Act of 2009 (ARRA) to provide affordable broadband services to un-served and rural areas in 24 Western and Midwestern states. Together with a $14 million RUS grant to DISH Network (a WildBlue distribution partner) for the Eastern states, WildBlue® broadband service is expected to be offered to rural unserved communities nationwide with additional incentives under the ARRA satellite project program.

•	Received a $14 million award from NATO for turnkey integration and installation of three UHF Demand Assigned Multiple Access (DAMA) Network Control Stations (NCS). Two fixed NCS sites are intended to support NATO operations in the Balkans, Afghanistan, and other theatres, and a third, portable NCS is designed to enable “quick-response” operations to support global NATO missions.

•	Received a $16.5 million award from Lockheed Martin Corporation for an additional F-35 Joint Strike Fighter simulator. This system is the third such simulator to support aircraft development and testing.

•	Received a $10.8 million award from the U.S. government for an additional ArcLight® mobile broadband network to provide more capacity in Afghanistan to support numerous airborne ISR missions. This award increases the number of ViaSat owned and operated networks to three in theatre.

•	Acquired the SKYLink® airborne broadband service from ARINC Incorporated and began transitioning over 80 private business jets to our Yonder® high-speed Internet access network for mobile satellite communications.

•	Introduced the AltaSec® IPS-250 inline network encryptor (INE), the first network encryptor to be compatible with the new Cryptographic High Value Product (CHVP) Suite B standards specified by the National Security Agency (NSA). Suite B security enables U.S. warfighters and government agencies to
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create secure IP networks without the expensive logistics and lifecycle costs associated with Controlled Cryptographic Items (CCI).
•	Completed the acquisition of the Stonewood Group, a producer of encrypted data storage devices for government and commercial customers.
Safe Harbor Statement
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to stronger orders in the second half of the year, extension of the federal R&D tax credit, receipt of broadband stimulus funding from RUS, additional Blue Force Tracking orders, our memorandum of understanding with JetBlue and product orders gated by new satellite launches. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to have manufactured or successfully launch ViaSat-1 or implement the related broadband satellite services on our anticipated timeline or at all; continued turmoil in global financial markets and economies; the availability and cost of credit; reliance on U.S. government contracts and our reliance on a small number of contracts which account for a significant percentage of our revenues; our ability to successfully develop, introduce and sell new technologies, products and enhancements; reduced demand for products as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; reliance on a limited number of third parties to manufacture and supply our products; increased competition and other factors affecting the networking and communications industries generally; our ability to successfully integrate WildBlue, Stonewood, and other strategic acquisitions; dependence on a limited number of key employees; the effect of adverse regulatory changes on our ability to sell products; and our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness. In addition, please refer to the risk factors contained in ViaSat’s SEC filings available at www.sec.gov, including ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. ViaSat undertakes no obligation to update or revise any forward-looking statements for any reason.
Conference Call
     ViaSat Inc. will host a conference call to discuss these fiscal year 2011 second quarter results at 5:00 p.m. Eastern Time on Thursday, November 4, 2010. The dial in number is (877) 640-9809 and (914) 495-8528 internationally. A replay of the conference call will be available from 8:00 p.m. Eastern Time on Thursday,
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November 4 through midnight on Friday, November 5 by dialing (800) 642-1687 for U.S. callers and (706) 645-9291 for international callers, and entering conference ID 22002952. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations section of our website at investors.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to virtually any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies and products to the U.S. government; is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services; and owns WildBlue, the premier Ka-band satellite broadband service provider. ViaSat also offers design capabilities and a number of complementary products including monolithic microwave integrated circuits and modules, DVB-S2 satellite communication components, video data link systems, data acceleration and compression, and mobile satellite antenna systems. Based in Carlsbad, California, ViaSat includes a number of worldwide locations for customer service, network operations, and technology development.
Use of Non-GAAP Financial Information
     To supplement ViaSat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income attributable to ViaSat Inc. and Adjusted EBITDA, measures ViaSat believes are appropriate to enhance an overall understanding of ViaSat’s past financial performance and prospects for the future. Non-GAAP net income attributable to ViaSat Inc. excludes the effects of amortization of acquired intangible assets, acquisition related expenses, and non-cash stock-based compensation expenses, net of tax. Adjusted EBITDA represents net income (loss) attributable to ViaSat, Inc. before interest, taxes, depreciation and amortization, adjusted to exclude the effects of non-cash stock-based compensation expenses and acquisition-related expenses. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of
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specific adjustments to GAAP results is provided in the tables titled “An Itemized Reconciliation Between Net Income Attributable to ViaSat, Inc. on a GAAP Basis and Non-GAAP Basis” and “An Itemized Reconciliation Between Net Income Attributable to ViaSat, Inc. and Adjusted EBITDA” contained in this release.
ArcLight, SKYLink, Yonder and AltaSec, are registered trademarks of ViaSat Inc.
WildBlue is a registered trademark of WildBlue Communications Inc.
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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Revenues:
Product revenues	$127,586	$151,342	$252,588	$300,743
Service revenues	70,303	9,324	137,305	18,331

Total revenues	197,889	160,666	389,893	319,074

Operating expenses:
Cost of product revenues	88,451	104,825	183,165	210,397
Cost of service revenues	41,697	6,831	80,759	12,972
Selling, general & administrative	41,952	28,927	80,873	55,843
Independent research and development	7,622	6,692	14,936	13,695
Amortization of acquired intangible assets	5,094	1,362	9,704	2,867

Income from operations	13,073	12,029	20,456	23,300
Interest, net	(887)	(129)	(2,889)	(211)

Income before income taxes	12,186	11,900	17,567	23,089
Provision for income taxes	4,385	2,808	6,366	5,705

Net income	7,801	9,092	11,201	17,384
Less: Net income (loss) attributable to the noncontrolling interest, net of tax	15	(83)	154	(60)

Net income attributable to ViaSat, Inc.	$7,786	$9,175	$11,047	$17,444

Diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.18	$0.28	$0.26	$0.53

Diluted common equivalent shares	42,717	33,047	42,466	32,916

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$7,786	$9,175	$11,047	$17,444
Amortization of acquired intangible assets	5,094	1,362	9,704	2,867
Acquisition related expenses	194	2,496	1,379	2,496
Stock-based compensation expense	4,146	2,532	8,313	5,094
Income tax effect	(3,575)	(2,420)	(7,176)	(3,917)

Non-GAAP net income attributable to ViaSat, Inc.	$13,645	$13,145	$23,267	$23,984

Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders	$0.32	$0.40	$0.55	$0.73

Diluted common equivalent shares	42,717	33,047	42,466	32,916

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ATTRIBUTABLE TO VIASAT, INC. AND ADJUSTED EBITDA IS AS FOLLOWS:

GAAP net income attributable to ViaSat, Inc.	$7,786	$9,175	$11,047	$17,444
Provision for income taxes	4,385	2,808	6,366	5,705
Interest expense (income), net	887	129	2,889	211
Depreciation and amortization	25,676	6,377	50,703	12,803
Stock-based compensation expense	4,146	2,532	8,313	5,094
Acquisition related expenses	194	2,496	1,379	2,496

Adjusted EBITDA	$43,074	$23,517	$80,697	$43,753

Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	October 1, 2010	April 2, 2010
Assets
Current assets:
Cash and cash equivalents	$53,781	$89,631
Accounts receivable, net	171,944	176,351
Inventories	88,215	82,962
Deferred income taxes	17,346	17,346
Prepaid expenses and other current assets	23,583	28,857

Total current assets	354,869	395,147

Property, equipment and satellites, net	720,237	651,493
Other acquired intangible assets, net	91,383	89,389
Goodwill	83,341	75,024
Other assets	83,821	82,499

Total assets	$1,333,651	$1,293,552

	October 1, 2010	April 2, 2010
Liabilities and Equity
Current liabilities:
Accounts payable	$73,250	$78,355
Accrued liabilities	108,689	102,251
Current portion of other long-term debt	471	—

Total current liabilities	182,410	180,606
Senior Notes due 2016, net	272,048	271,801
Other long-term debt	47,233	60,000
Other liabilities	30,200	24,395

Total liabilities	531,891	536,802
Total ViaSat, Inc. stockholders’ equity	797,861	753,005
Noncontrolling interest in subsidiary	3,899	3,745

Total equity	801,760	756,750

Total liabilities and equity	$1,333,651	$1,293,552